LI-CYCLE HOLDINGS CORP.
2021 INCENTIVE AWARD PLAN
RSU AWARD
GRANT NOTICE AND AGREEMENT
Li-Cycle Holdings Corp., a corporation organized under the laws of the Province of Ontario (the “Company”), pursuant to the Plan (as defined in Exhibit A hereto), hereby grants to the holder listed below (“Participant”) the number of Restricted Share Units set forth below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Share Unit Grant Notice (the “Grant Notice”), the Restricted Share Unit Agreement attached hereto as Exhibit A (the “Agreement”), and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[Insert Name]

Grant Date:	[Insert Grant Date]

Number of RSUs:	[Insert Number]

Vesting Schedule:

Vesting Date	Incremental Vesting	Cumulative Vesting
[date]	[ ]%	[ ]%
[date]	[ ]%	[ ]%
[date]	[ ]%	[ ]%
By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

LI-CYCLE HOLDINGS CORP.		PARTICIPANT

By:		By:
Name:	[__________________]	Name:	[__________________]
Title:	[__________________]

    1

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EXHIBIT A
TO RSU AWARD GRANT NOTICE AND AGREEMENT
RSU AWARD AGREEMENT
FOR U.S. PARTICIPANTS
Pursuant to the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”) and the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall have the following meanings:
(a) “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment or consulting agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction of (or plea of no contest or nolo contendere to) any felony or indictable offence (other than in connection with a traffic violation that does not result in imprisonment) under any provincial, state, federal or foreign law or any crime involving moral turpitude or dishonesty or that has or could have the effect, in the Company’s reasonable and good faith determination, of causing material reputational or other material harm or damage to the Company Group; (ii) Participant’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against any Company Group Member; (iii) any willful, material damage to any property of a Company Group Member by Participant; (iv) Participant’s willful failure to (A) substantially perform Participant’s material job functions (other than any such failure resulting from Participant’s Disability) or (B) carry out or comply with a lawful and reasonable directive of a Company Group Member, in each case, which failure has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (v) Participant’s breach of any Company policy which materially harms the Company Group, which breach has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs, or excessive use of alcohol, in each case that materially impairs Participant’s ability to perform Participant’s duties contemplated; (vii) any negligent or reckless act by Participant resulting in or causing material reputational or other material harm or damage to the Company Group, in the good faith reasonable judgment of the Company; and (viii) Participant’s breach of any material provision of any written agreement between Participant and any Company Group Member, and failure to cure such breach (if capable of cure) within fifteen (15) days after the Company gives written notice to Participant regarding such breach. Whether or not an event giving rise to “Cause” occurs for purposes of this definition (for Participants who do not have an employment or consulting agreement that includes a definition of Cause) will be determined by the Board in its sole discretion.
(a) “Company Group” shall mean the Company and its Subsidiaries.
(b) “Company Group Member” shall mean each member of the Company Group.
(c) “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean the disability of Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company Group Member then covering Participant or, if no such plan exists or is applicable to Participant, the permanent and total disability of Participant within the meaning of Section 22(e)(3) of the Code.
Section 1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement, the special provisions for the Participant’s country of residence if such Participant resides or provides services outside the United States, if applicable, attached hereto as Exhibit B (the “Foreign Appendix”), and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this

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Agreement, the terms of the Plan shall control. In the event of any inconsistency between the Plan and/or this Agreement with the Foreign Appendix, the terms of the Foreign Appendix shall control.
ARTICLE II.
AWARD OF RESTRICTED SHARE UNITS AND DIVIDEND EQUIVALENTS
Section 2.1 Award of RSUs and Dividend Equivalents.
(a) In consideration of Participant’s past and/or continued employment with or service to a Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan. Each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the common shares of the Company (“Shares”) subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b) The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. Participant shall be credited for such Dividend Equivalents with such number of additional RSUs on each dividend payment date for which Participant held RSUs as of the record date for the applicable dividend, as results from dividing: (i) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs held by Participant on such record date, by (ii) the Fair Market Value of the Shares on the dividend payment date, with fractions computed to three decimal places. Each additional RSU that results from such crediting of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions that apply to the underlying RSU to which such additional RSU relates.
Section 2.2 Vesting of RSUs and Dividend Equivalents.
(a) Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to the terms of this Agreement, including, without limitation, Section 2.2(b), the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. Each additional RSU that results from crediting of Dividend Equivalents pursuant to Section 2.1(b) shall vest whenever the underlying RSU to which such additional RSU relates vests.
(b) In the event Participant incurs a Termination of Service, except as otherwise provided in Section 2.2(c), or as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, including, without limitation, any employment agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this Agreement that have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs and Dividend Equivalents that are not so vested shall lapse and expire.
(c) In the event Participant incurs a Termination of Service without Cause upon or within twelve (12) months following a Change in Control, such Participant’s RSUs shall be fully vested as of immediately prior to such Termination of Service.
Section 2.3 Settlement of RSUs.
(a) Participant’s RSUs shall be settled in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, no later than March 15th of the calendar year following the year in which such vesting occurred (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a settlement of RSUs if it reasonably determines that such settlement will violate federal or provincial securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the settlement will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no settlement shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.

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(b) All settlements shall be made by the Company in the form of whole Shares, and any fractional share shall be rounded down to the next whole Share in accordance with Section 10.4(d) of the Plan.
Section 2.4 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares underlying the RSUs prior to the fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares (or the distribution thereof, as applicable) under any provincial, state or federal law or under rulings, rules or regulations of the Securities and Exchange Commission, any Canadian securities regulatory authority or other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any provincial, state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Company Group Member with respect to which the applicable withholding obligation arises.
Section 2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:
(a) Upon vesting and settlement of Participant’s RSUs, the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares that are subject to the Award as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable federal, provincial, state, local and foreign taxes (including, including, without limitation, the employee portion of any FICA obligation) required by Applicable Law to be withheld, and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and irrevocable authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(a), including the transactions described in the previous sentence, as applicable. In the event of the occurrence of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in this Section 2.5(a): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (iii) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (v) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises, an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.
(b) Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the Award, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Award. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.
Section 2.6 Rights as Shareholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
Section 3.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon

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Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 3.2 RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including, including, without limitation, bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
Section 3.3 Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
Section 3.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified or registered mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or Canada Post, as applicable.
Section 3.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 3.6 Governing Law. The laws of the Province of Ontario shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 3.7 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement, and the Foreign Appendix, if applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act, the Exchange Act, the Securities Act (Ontario) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or the Ontario Securities Commission, as applicable, and provincial or state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement, and the Foreign Appendix, if applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 3.8 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
Section 3.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 3.10 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs (including RSUs that result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

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Section 3.11 Not a Contract of Employment. Nothing in this Agreement, the Foreign Appendix, if applicable, or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.
Section 3.12 Entire Agreement. The Plan, the Grant Notice and this Agreement (including, including, without limitation, any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
Section 3.13 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including, including, without limitation, amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
Section 3.14 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 3.15 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents.
Section 3.16 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 3.17 Special Provisions for Restricted Share Units Granted to Participants Outside the United States.

(a) If the Participant performs services for the Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Foreign Appendix.
(b) If the Participant relocates to one of the countries included in the Foreign Appendix during the life of this Agreement, special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law or facilitate the administration of the Plan.
(c) The Company reserves the right to impose other requirements on this Agreement, the RSUs and the Shares issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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EXHIBIT B
TO RSU AWARD GRANT NOTICE AND AGREEMENT
SPECIAL PROVISIONS FOR RSUS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B includes additional terms applicable to Participants who reside or provide services to a Company Group Member in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement to which this Exhibit B is attached and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
This Foreign Appendix also includes information relating to exchange control and other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of September 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs are settled or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of the Participant, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.

CHINA

1.The Company and/or any of the Company Group Member will not be liable for any failure by Participant in relation to receipt of any proceeds under the Plan due to any legal or practical restrictions on conversion or remittance of foreign exchanges where applicable.

2.Data Privacy

In addition to Section 10.9 in the Plan, Participant acknowledges that some of his/her personal information that the Company and its Subsidiaries will process is sensitive, such as the identification number and details of all the Awards. However, Participant’s participation under the Plan will not be able to effect or continue if such sensitive personal information fails to be processed. Acknowledging the harm that may be caused to Participant’s personal or property safety by any potential unauthorized disclosure or illegal use of the sensitive personal information, the Company and its Subsidiaries adopt, update and implement various technical, physical and administrative security policies and procedures in line with Applicable Laws to safeguard the confidentiality, privacy and integrity of Participant’s sensitive personal information.

With respect to the transfer of Participant’s personal information as stated above (which may involve cross-border transfer from the territory of China to elsewhere), the relevant information of the transferees will be made available to Participant before the transfer.

3.For purposes of this Foreign Appendix, “China” means the People’s Republic of China but not including Hong Kong, Macau and Taiwan.

4.By accepting the RSUs, Participants understands and hereby consents to (i) the collection, holding, processing, use and transfer of his/her sensitive personal information as described in the Plan, the Grant Notice and the Agreement, (ii) the transfer and provision of his/her personal information as described in the Plan, the Grant Notice and the Agreement, and (iii) the transfer and provision of his/her personal information from the territory of the People’s Republic of China to overseas parties as described in the Plan, the Grant Notice and the Agreement.

GERMANY

1.Definition of Employee. The definition of Employee shall, for the avoidance of doubt, include the legal representatives of the German group members.
2.Taxes. For the avoidance of doubt, taxes always include German social security contributions, and in this regard, Participant’s portion.

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3.Securities Law. This offer does not require a securities prospectus (Wertpapierprospekt) to be submitted for approval to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin).

4.Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Central Bank (Deutsche Bundesbank). If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will file the report for Participant. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Shares that exceed 10% of the total voting capital of the Company.

5.Consent to Personal Data Processing and Transfer. By acceptance of the RSUs, the Participant acknowledges and consents to the collection, use, processing, recording, organization, structuring, storage, adaption or alteration, retrieval, disclosure and transfer of personal data as described below and in accordance with the Company privacy policy. The Company Group Members hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company Group Members will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company Group Members may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The Participant hereby authorizes the Company Group Members to collect, use, process, record, organize, structure, store, adapt or alter, retrieve, disclose and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing or by e-mail contacting the Company through Participant’s local human resources representative. However, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by the RSUs. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

HONG KONG

The contents of the Plan and any of the documents referred to therein (including but not limited to the Grant Notice and the Agreement) have not been reviewed by any regulatory authority in Hong Kong. Participants are advised to exercise caution in relation to the offer of RSUs. If Participants are in any doubt about any of the contents of this Plan, they should obtain independent professional advice.

This Plan does not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies Ordinance”) or the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), and it is made on terms that only the qualifying person (as defined in the Companies Ordinance) to whom this invitation has been addressed is eligible to apply. RSUs offered in relation to the Plan may not be offered or sold in Hong Kong by means of any document, except in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance.

No person may issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to RSUs offered in relation to the Plan, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to RSUs which are or are intended to be disposed of only to persons outside Hong Kong.

JAPAN

1.Securities Regulation. The Company notifies the Participant, and the Participant acknowledges, that in connection with the Plan, the Agreement, the Grant Notice and ancillary documents to them, and RSUs and Shares being offered to the Participant, no notification under Article 4 of Financial Instruments and Exchange Act (the “FIEA”) was made because the offering of RSUs and Shares falls under Article 2(3)(ii)(c) of FIEA and

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thus, falls under the solicitation for small number of investors (syoninzuu muke kanyuu) stipulated in Article 23-13(4)(i)(a) of FIFA.
2.Exchange Control Information. Notification under the Foreign Exchange and Foreign Trade Act shall be required, among other cases, where a cross-border payments in excess of JPY 30,000,000 was made.
SINGAPORE

Notwithstanding anything to the contrary contained in the Plan, the Agreement, and the Grant Notice (collectively, the “Documents”), the Participant agrees, acknowledges, and confirms that:
1.none of the Documents have been lodged, registered, and/or reviewed by any regulatory authority in Singapore, and that no prospectus or any other document relating to this offer of RSUs made to the Participant has been lodged or registered with the Monetary Authority of Singapore;
2.the offer of RSUs being made to the Participant is made pursuant to the “no consideration” and/or “qualifying person” exemptions under section 272(1) and section 273(1)(i) (read with section 273(4)) of Singapore’s Securities and Futures Act (Cap 289), and accordingly no prospectus or other document relating to the offer of RSUs being made to the Participant needs to be lodged or registered with the Monetary Authority of Singapore; and
3.the Documents have not been made with a view to any of the RSUs or Shares being subsequently offered for sale to another person, and none of the Documents or any other documents issued by the Participant in connection with any subsequent offer of sale of RSUs or Shares, or any transfer of RSUs or Shares, should under any circumstances be deemed a prospectus issued by the Company.
SWITZERLAND

This appendix includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant is resident for tax purposes in Switzerland. Unless otherwise defined herein, the terms defined in the Plan and in the Agreement shall have the same meanings in this appendix. In the event of any conflict between the provisions of the Plan or of the Agreement and this appendix, the provisions of this appendix shall govern.
1.Defined Terms. For the purposes of this appendix, the following terms have the following meanings:
“Disability” means retirement due to disability based on a final decision by the Swiss Federal Disability Insurance.
“Swiss Affiliate” means, as applicable, the Company Group Member employing the Swiss Participant.
“Swiss Participant” means any Participant who is resident for tax purposes in Switzerland.
2.Discretionary Character. Any economic benefits deriving from the Swiss Participant's participation in the Plan are entirely discretionary and shall not qualify as salary or as a component of the salary.
3.Swiss Social Security and Taxes.
As applicable, the Swiss Affiliate will provide the Swiss Participant with an annual salary statement (Lohnausweis) setting out (i) the gross annual income earned by the Swiss Participant during the relevant year, including income from participating in the Plan, (ii) the Swiss Participant's social security withholdings and, if applicable, (iii) the employer income tax withholding, plus an annex to the annual salary statement setting out certain of the economic terms of the Plan as determined by applicable Swiss law. The Swiss Affiliate shall have the right to notify the competent Swiss tax authorities of the grant of RSUs and the transfer of Shares to the Swiss Participant on the settlement date under the Plan and to provide a copy of the annual salary statement including the annex directly to the competent Swiss tax authorities.
The Swiss Participant shall be responsible to recognize any and all income earned from the grant, vesting, settlement or otherwise in connection with an Award under the Plan and this Agreement in their income statement for the respective taxation period in accordance with applicable Swiss law and shall be responsible for Swiss federal, cantonal and communal individual income tax and social security charges or corporate income

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tax, as the case may be, on any net taxable earnings for such taxation period in accordance with the Swiss federal tax rules and regulations, and in accordance with the cantonal tax rules of the place of residence of the Swiss Participant.
4.Parties to the Agreement.
The Agreement is exclusively agreed upon between the Company and the Swiss Participant. The Swiss Affiliate is not a party to the Agreement and does not assume nor cannot be held liable for any liabilities under the Plan or the Agreement, if not otherwise provided for by applicable Swiss mandatory law.
The Swiss Participant's sole contact and sole contractual partner regarding the Plan and the RSUs granted under the Agreement is the Company, and any rights and entitlements pursuant to the Plan and the RSUs are granted on an exclusively voluntary basis and do not create any claims against the Swiss Affiliate or any other affiliate. Even if there is a repeated grant of an Award and without express notification that the Award is made voluntarily, no legal claim for future grants exists. The offer or Award remains in the complete discretion of the Company. In particular, the Company reserves the right to determine in its full discretion the scope of beneficiaries and the conditions of the Plan.
5.Notices. For the avoidance of doubt, any notice shall be deemed duly given when sent via email or when sent by certified or registered mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the Unites States Postal Service, Canada Post or the Swiss Post, as applicable.
UNITED KINGDOM

1.General.

a.This appendix shall apply to all UK Taxpayers (as defined below) and the terms of the Plan and the grant of Awards to UK Taxpayers under the Plan shall at all times be construed and interpreted in a manner consistent with this appendix.

b.In the event that a Participant becomes an UK Taxpayer subsequent to the date of grant of Awards under the Plan, then, pursuant to Section 4.5 of the Plan, the terms of such Awards shall immediately be deemed to be amended in a manner consistent with this appendix.

c.The terms of the Plan (including, for the avoidance of doubt, the terms of the Award Agreement), unless those terms are specified to apply to Participants residing outside of the UK, shall, save where otherwise specified below, apply in relation to Awards granted to an UK Taxpayer pursuant to the terms of this appendix, and references to the “Plan” shall include this appendix. If there is any inconsistency between any terms of this appendix and the terms of the Plan or the Award Agreement, the terms of this appendix shall apply to any Participant who is a UK Taxpayer.

d.In this appendix, the following expressions shall have the following meanings respectively:

“Tax” means all liability to income tax (or overseas equivalent) which the Company or any Subsidiary is liable to account for on behalf of the Participant directly to any taxation authority (including, but without limitation, through the pay-as-you-earn system) and all liability to social security which the Company or any Subsidiary is liable to account for on behalf of the Participant to any taxation authority (including, but without limitation, primary Class 1 (employee’s) National Insurance contributions) which arises as a result of any amount payable to the Participant under the Plan;

“UK Tax” means taxation under the rules of the United Kingdom; and

“UK Taxpayer” means a Participant who is subject to UK Tax at the date of grant of Awards under the Plan, is expected to become subject to UK Tax following the grant of Awards or does become subject to UK Tax following the grant of Awards but prior to the lapse, forfeiture or cancellation of Awards held by the Participant.

2.Eligibility. In relation to the operation of the Plan in the UK, no Award shall be granted to any person who is not an Employee (including a non-employee director).

3.Taxation. Any liability of a Participant to Tax shall be for the account of the relevant Participant. The Participant shall indemnify the Company or any Subsidiary, his or her employer and any other person in respect

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of any amount of Tax arising as a result of his or her participation in the Plan (or which would not otherwise have arisen but for his or her participation in the Plan) and any penalties or interest that may be payable by the Company or any Subsidiary as a result of the Participant failing to discharge his or her obligation to pay Tax arising as a result of his or her participation in the Plan. If the Company so requires, the Participant will enter into (A) an agreement or election pursuant to paragraphs 3A or 3B of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992 and/or (B) a joint election under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (as the Company shall determine) with the relevant member of the Group by the fourteenth day following the transfer of Shares to the Participant pursuant to the Award. The Company or the relevant Subsidiary, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the vesting of an Award.

4.Data Privacy. By participating in the Plan, the Participant’s attention is drawn to the Company’s data privacy notice previously provided to them, which sets out how the Participant’s personal data will be used and shared by the Company and any Subsidiaries. The Company’s data privacy notice does not form part of the Plan and may be updated from time to time. Any such updates shall be notified to the Participant.

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